Exhibit 99.1

August 9, 2021

Encision Reports First Quarter Fiscal Year 2022 Results

Boulder, Colorado, August 9, 2021 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2022 first quarter that ended June 30, 2021.

The Company posted quarterly net revenue of $2.01 million for a quarterly net loss of $7 thousand, or $0.00 per diluted share. These results compare to net revenue of $1.35 million for a quarterly net loss of $139 thousand, or $(0.01) per diluted share, in the year-ago quarter. Gross margin on net revenue was 51% in the fiscal 2022 first quarter and 48% in the fiscal 2021 first quarter. Gross margin in the fiscal 2021 first quarter was lower due to reduced product volume that resulted in higher costs of unit produced.

“Total revenue, which included service revenue, increased 49% from our COVID impacted first quarter revenue of last year,” said Gregory Trudel, President and CEO of Encision Inc. “We continue to be positive as we assess and react to how surgery rebounds from the pandemic. We have learned to flex our sales tactics as the market reacts to waves of COVID and we encounter varying degrees of direct access to our customers.”

“Service revenue for our first quarter of fiscal 2022 resulted from services performed under a Master Services Agreement with Auris Health, Inc. (“Auris Health”), a part of the Johnson & Johnson family of companies. Under the agreement, we are collaborating on the integration of AEM Technology into monopolar instrumentation produced by Auris Health for advanced surgical applications. This work is ongoing and is reported separately, as service revenue, in our Statement of Operations.”

“In February 2021, we entered into an unsecured promissory note under the Paycheck Protection Program (“PPP”) for a principal amount of $533,118. Under the terms of the CARES Act, a PPP loan recipient may apply for, and be granted, forgiveness for all or a portion of loans granted under the PPP. Such forgiveness will be determined based upon the use of loan proceeds for payroll costs, rent and utility costs, and the maintenance of employee and compensation levels. We expect that we will achieve the requirements for, and have applied for, forgiveness of that note.”

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2021 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended
	June 30, 2021	June 30, 2020
Product revenue	$1,718	$1,348
Service revenue	290	—
Total revenue	2,008	1,348

Product cost of revenue	838	701
Service cost of revenue	143	—
Total cost of revenue	981	701

Gross profit	1,027	647
Operating expenses:
Sales and marketing	528	368
General and administrative	327	287
Research and development	177	141
Total operating expenses	1,032	796
Operating (loss)	(5)	(149)
Interest expense and other income (expense), net	(2)	10
(Loss) before provision for income taxes	(7)	(139)
Provision for income taxes	—	—
Net (loss)	$(7)	$(139)
Net (loss) per share—basic and diluted	$0.00	$(0.01)
Weighted average number of basic and diluted shares	11,583	11,583

Encision Inc.

Unaudited Condensed Balance Sheets

(in thousands)

	June 30, 2021	March 31, 2021
ASSETS
Cash	$1,329	$1,474
Accounts receivable, net	1,141	1,024
Inventories, net	1,591	1,446
Prepaid expenses and other assets	104	154
Total current assets	4,165	4,098
Equipment, net	258	266
Patents, net	209	213
Right of use asset	994	1,061
Other assets	26	21
Total assets	$5,652	$5,659

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$521	$390
Secured notes	21	20
Accrued compensation	216	182
Other accrued liabilities	183	282
Accrued lease liability	310	303
Total current liabilities	1,251	1,177
Secured notes	216	220
Accrued lease liability	848	927
Unsecured promissory note	533	533
Total liabilities	2,848	2,857
Common stock and additional paid-in capital	24,274	24,265
Accumulated (deficit)	(21,470)	(21,463)
Total shareholders’ equity	2,804	2,802
Total liabilities and shareholders’ equity	$5,652	$5,659

Encision Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Years Ended
	June 30, 2021	June 30, 2020
Operating activities:
Net (loss)	$(7)	$(139)
Adjustments to reconcile net (loss) to cash (used in) operating activities:
Depreciation and amortization	27	26
Share-based compensation expense	8	8
(Recovery from) provision for doubtful accounts, net	(25)	(13)
Provision for (recovery from) inventory obsolescence, net	(49)	14
Changes in operating assets and liabilities:
Right of use asset, net	(5)	20
Accounts receivable	(91)	97
Inventories	(97)	(96)
Prepaid expenses and other assets	44	(40)
Accounts payable	132	(52)
Accrued compensation and other accrued liabilities	(65)	10
Net cash (used in) operating activities	(128)	(165)

Investing activities:
Acquisition of property and equipment	(7)	—
Patent costs	(7)	(4)
Net cash (used in) investing activities	(14)	(4)

Financing activities:
(Paydown of) credit facility, net change	—	(187)
(Paydown of) secured notes	(3)	—
Unsecured promissory note	—	599
Net cash (used in) generated by financing activities	(3)	412

Net (decrease) increase in cash	(145)	243
Cash, beginning of period	1,474	385
Cash, end of period	$1,329	$628